As filed with the Securities and Exchange Commission on July 31, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELSION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1256615
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

997 Lenox Drive, Suite 100
Lawrenceville, NJ (Address of principal executive offices)	08648 (Zip Code)

CELSION CORPORATION 2018 Stock Incentive Plan

(Full title of the plan)

Michael H. Tardugno

Chairman, President and Chief Executive Officer

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

(609) 896-9100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration fee
Common Stock, $0.01 par value	2,500,000	$1.09	$2,725,000	$353.71

(1)	Celsion Corporation, a Delaware corporation (the “Registrant”), is filing this registration statement (the “Registration Statement”) to register 2,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Celsion Corporation 2018 Stock Incentive Plan (the “2018 Plan”) that were granted pursuant to an amendment adopted by the Registrant’s shareholders to increase the aggregate share limit under the 2018 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares as may become issuable pursuant to the provisions of the 2018 Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transactions.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee. The price $1.09 per share represents the average high and low sales prices of the common stock, par value $0.01 per share (the “Common Stock”) as reported on the NASDAQ Capital Market on July 29, 2020.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this Item have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this Item have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

1)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 25, 2020;
2)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the Commission on May 15, 2020;
3)	The Registrant’s current reports on Form 8-K and related amendments, filed with the Commission on April 1, 2019, October 28, 2019, March 3, 2020, March 9, 2020, March 13, 2020, April 23, 2020, June 1, 2020, June 16, 2020, June 22, 2020, June 26, 2020 and July 13, 2020;
4)	The portions of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 29, 2020 that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
5)	The description of the Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 26, 2000, as amended by Form 8-A/A dated February 7, 2008, and any other amendment or report filed for the purpose of updating such description;
6)	A Form S-8 as filed with the Commission on August 16, 2019, Registration Statement No. 333-233344, providing for the registration of 1,200,000 additional shares of Common Stock to be issued under the 2018 Plan; and
7)	A Form S-8 as filed with the Commission on May 18, 2018, Registration Statement No. 333-225045, providing for the registration of 2,810,152 shares of Common Stock to be issued under the 2018 Plan.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s bylaws provide that the Registrant shall indemnify, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, as amended (the “DGCL”), the Registrant’s current and former directors and officers, and may indemnify its current and former employees and agents, against any and all expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising from their services in those capacities.

The DGCL provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a “Corporate Agent”) against expenses and liabilities, including amounts paid in settlement, in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The Registrant’s certificate of incorporation requires the Registrant to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no appeal that such person is not entitled to indemnification.

The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Registrant’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s certificate of incorporation permits the Registrant to secure insurance on behalf of its directors, officers, employees and agents for any expense, liability or loss incurred in such capacities, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

The purpose of these provisions is to assist the Registrant in retaining qualified individuals to serve as its directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit No.	Description
4.1	Celsion Corporation 2018 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on May 15, 2018.

4.2	First Amendment to the Celsion Corporation 2018 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on May 15, 2020.

4.3	Second Amendment to the Celsion Corporation 2018 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on June 16, 2020.

5.1*	Opinion of Baker & McKenzie LLP.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, State of New Jersey on July 31, 2020.

CELSION CORPORATION

By	/s/ Michael H. Tardugno
Michael H. Tardugno
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Each person whose signature appears below constitutes and appoints Michael H. Tardugno as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael H. Tardugno	Chairman, President and Chief Executive Officer and Director
Michael H. Tardugno	(Principal Executive Officer)	July 31, 2020

/s/ Jeffrey W. Church	Executive Vice President and Chief Financial Officer
Jeffrey W. Church	(Principal Financial Officer)	July 31, 2020

/s/ Timothy J. Tumminello	Controller and Chief Accounting Officer
Timothy J. Tumminello	(Principal Accounting Officer)	July 31, 2020

/s/ Robert W. Hooper	Director
Robert W. Hooper		July 31, 2020

/s/ Alberto R. Martinez, M.D.	Director
Alberto R. Martinez, M.D.		July 31, 2020

/s/ Augustine Chow, Ph.D.	Director
Augustine Chow, Ph.D.		July 31, 2020

/s/ Frederick J. Fritz
Frederick J. Fritz	Director	July 31, 2020

/s/ Donald P. Braun, Ph.D.
Donald P. Braun, Ph.D.	Director	July 31, 2020

/s/ Andreas Voss, M.D.
Andreas Voss, M.D.	Director	July 31, 2020